EXHIBIT 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS;

GROSS PROFIT INCREASES 11.8% TO $900 MILLION FOR THE YEAR

Philadelphia, PA – February 1, 2006.   Crown Holdings, Inc. (NYSE: CCK), today announced its financial results for the fourth quarter and year ended December 31, 2005. All earnings amounts related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business.

Fourth Quarter Results

Net sales in the fourth quarter rose to $1,629 million, a 2.8% increase over the $1,585 million in the fourth quarter of 2004. Americas Division’s net sales improved 4.2% to $692 million, the European Division’s net sales grew 0.4% to $828 million and the Asia Division’s net sales increased 13.5% to $109 million.

Gross profit increased 9.8% in the fourth quarter to $190 million over the $173 million in the 2004 fourth quarter. As a percentage of net sales, gross profit expanded to 11.7% in the fourth quarter compared to 10.9% in the same quarter last year. The improvements reflect increased efficiencies and productivity throughout the Company, lower depreciation expense, reduced pension expense and firm unit volumes offset by weaker foreign currencies.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense and provision for restructuring) grew 5.9% to $90 million in the fourth quarter, up $5 million over the $85 million in the 2004 fourth quarter. Segment income as a percentage of net sales increased to 5.5% from 5.4% in the fourth quarter last year. A reconciliation of segment income from gross profit is provided as a note to the attached unaudited Consolidated Statements of Operations.

Commenting on the results, John W. Conway, Chairman and Chief Executive Officer, stated, “We are very pleased to report that 2005 was another year of improvement for Crown. The progress is even more notable given the challenges of a rising cost environment. Prior years’ capital investment and cost containment programs together with the dedication of our employees around the globe enabled us to achieve world-class manufacturing excellence with increased productivity. Our industry leading research and development capabilities were honored numerous times during the year with prestigious trade awards for truly custom and compelling packaging and new ink technologies and finishes. Our strength in new product development continues to gain increasing interest from customers looking to distinguish both consumer and industrial brands. Crown’s proprietary SuperEnd® beverage can end design, which uses 10% less metal than traditional beverage can ends, is also becoming increasingly important and garnering more attention as an obvious solution to reduce cost.”

“During the quarter we also successfully completed an important debt refinancing which we expect will reduce our interest expense, improve cash flow and liquidity and extend our debt maturities. With this improved capital structure in place, we are very excited as we look ahead to the organic growth opportunities in emerging markets such as the Middle East and Asia.” Mr. Conway said.

Interest expense in the fourth quarter was $78 million compared to $91 million in the fourth quarter of 2004. The decrease reflects the impact of lower average debt outstanding and lower average interest rates compared to the prior year fourth quarter.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Fourth Quarter Charges

The Company recorded a charge in the fourth quarter of $10 million ($10 million, net of tax, or $0.06 per diluted share) to increase its asbestos litigation reserve. The Company estimates that its asbestos liability for pending and future asbestos claims will range between $214 million and $272 million. At December 31, 2004, we reported a range of $233 million to $351 million. After the $10 million charge, the Company’s recorded liability at December 31, 2005, was $214 million compared to $233 million at December 31, 2004. Asbestos-related payments totaled $29 million in 2005, including $13 million under existing settlement agreements, compared to 2004 payments of $41 million, which included $22 million under existing settlement agreements.

During the fourth quarter, a charge of $13 million ($11 million, net of tax, or $0.07 per diluted share) was recorded for the severance of approximately 500 employees throughout Americas and European operations. For the year, restructuring charges totaled $16 million ($14 million, net of tax, or $0.08 per diluted share).

The Company also recorded a non-cash charge of $32 million ($29 million, net of tax, or $0.17 per diluted share) in the fourth quarter primarily to write-down asset values in certain of its remaining plastics businesses. For the year, the net provision for asset impairments and loss/(gain) on sale of assets was $10 million ($10 million, net of tax, or $0.06 per diluted share).

As previously announced, the Company successfully completed a refinancing during the quarter which consisted of the sale of $1,100 million of senior notes, an $800 million revolving credit facility and $500 million in term loans. The proceeds of the refinancing were used to refinance the Company’s prior revolving credit facility and approximately $2.1 billion of senior secured notes. In connection with the refinancing, the Company recorded a charge of $381 million ($375 million, net of tax, or $2.26 per diluted share) in the fourth quarter. For the full year, the Company recorded a charge of $383 million ($376 million, net of tax, or $2.27 per diluted share) related to the early extinguishments of debt.

The Company recorded a loss of $18 million ($23 million, net of tax, or $0.14 per diluted share) in the fourth quarter of 2005 compared to a gain of $91 million in the fourth quarter of 2004 ($62 million, net of tax, or $0.37 per diluted share) on the translation of net U.S. dollar denominated debt in Europe. For the year, the loss was $97 million ($87 million, net of tax, or $0.52 per diluted share) compared to a gain of $98 million ($67 million, net of tax, or $0.40 per diluted share) in the year 2004.

For the fourth quarter, the Company reported a net loss from continuing operations of $428 million, or $2.58 per diluted share, after net charges of $2.60 per diluted share which included a net loss of $2.70 per diluted share for the loss on early extinguishments of debt, provisions for asset impairments, asbestos and restructuring, and the remeasurement of foreign currency exposures in Europe partially offset by $0.10 per diluted share for the reversal of tax valuation allowances and the utilization of net operating loss carryforwards to offset income from discontinued operations. In the 2004 fourth quarter, the net loss from continuing operations was $29 million, or $0.18 per diluted share, after net charges of $0.12 per diluted share which included a net loss of $0.49 per diluted share for early extinguishments of debt and provisions for asset impairments, asbestos and restructuring partially offset by a net gain of $0.37 per diluted share related to foreign currency exposures in Europe.

Total debt at December 31, 2005 of $3,403 million, was $469 million below the December 31, 2004 level as free cash flow, increased accounts receivable securitization and proceeds from the sale of the Company’s plastic closures business offset accelerated pension contributions and the prepayment premium and fees paid to complete the November 2005 refinancing.

For the twelve months ended December 31, 2005, the table below reconciles net cash used for operating activities to free cash flow from operations (a non-GAAP measure). Free cash flow related to the Company’s plastic closures business is included for the period prior to the October 2005 sale of that business.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Twelve months ended December 31,	2005
Net cash used for operating activities	($122)
Capital expenditures	(192)

Free cash flow	(314)
Prepayment premium and fees on redemption	354
Accelerated pension contribution	266

Free cash flow from operations	$306

Debt and cash amounts were:

	December 31,	September 30,	December 31,
	2005	2005	2004

Total debt	$3,403	$3,705	$3,872
Cash	294	275	471

	$3,109	$3,430	$3,401

Receivables securitization	$234	$320	$120

Full Year Results

For 2005, net sales rose to $6,908 million, an increase of 5.8% over the $6,531 million in 2004. The Americas Division’s net sales were up 5.3% in 2005 over 2004, the European Division’s net sales grew 5.0% and the Asia Division’s net sales increased 16.9% compared to the prior year.

Gross profit for the year increased to $900 million, up 11.8% over the $805 million reported for 2004. Gross profit as a percentage of net sales expanded to 13.0% compared to 12.3% of net sales in 2004. The improvements reflect increased operating efficiencies and productivity throughout the Company and lower pension expense.

Segment income in 2005 grew 11.5% to $535 million, or 7.7% of net sales, over the $480 million, or 7.3% of net sales in 2004.

For 2005, the Company reported a net loss from continuing operations of $351 million, or $2.12 per diluted share, after net charges totaling $2.83 per diluted share, which included a net loss of $2.99 per diluted share for the loss on early extinguishments of debt, provisions for asset impairments, asbestos and restructuring, and the remeasurement of foreign currency exposures in Europe partially offset by $0.16 per diluted share for the reversal of tax valuation allowances and the utilization of net operating loss carryforwards to offset income from discontinued operations. The 2005 net loss from continuing operations does not include net income of $36 million ($0.21 per diluted share) earned from the Company’s plastic closures business prior to the October 2005 sale of that business. In 2004, net income from continuing operations was $16 million, or $0.09 per diluted share, after net charges of $0.28 per diluted share, which included a net loss of $0.68 per diluted share related to provisions for asset impairments, asbestos and restructuring, and losses on early extinguishments of debt partially offset by a net gain of $0.40 per diluted share related to foreign currency exposures in Europe.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Non-GAAP Measures

Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations, for planning and evaluating investment opportunities and of its ability to incur and service debt. Segment income and free cash flow are derived from the Company’s income and cash flow statements, respectively, and reconciliations to segment income and free cash flow can be found within this release.

Conference Call

The Company will hold a conference call tomorrow, February 2, 2006 at 9:30 a.m. (EST) to discuss this news release and other matters. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (517) 308-9457 or toll-free (888) 820-8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 9. The telephone numbers for the replay are (203) 369-0191 or toll free (866) 361-4943 and the access passcode is 14925.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the impact of the Company’s recent debt refinancing (including with respect to the Company’s interest expense, cash flow and liquidity), market acceptance of SuperEnd® beverage can ends, the Company’s ability to grow its business in emerging markets, develop new produtcs and realize cost saving and improvements in income from restructuring programs. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2004 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations, Balance Sheets and Cash Flows and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2005	2004	2005	2004

Net sales	$1,629	$1,585	$6,908	$6,531

Cost of products sold	1,363	1,320	5,678	5,367
Depreciation and amortization	61	66	249	263
Pension expense	15	26	81	96

Gross profit (1)	190	173	900	805

Selling and administrative expense	87	82	349	318
Provision for restructuring	13	6	16	7
Provision for asbestos	10	35	10	35
Provision for asset impairments and loss/(gain) on sale of assets	32	47	10	47
Loss from early extinguishments of debt	381	2	383	39
Interest expense	78	91	361	361
Interest income	(3)	(3)	(9)	(8)
Translation and foreign exchange adjustments	18	(91)	94	(98)

Loss/(income) before income taxes, minority interests and equity earnings	(426)	4	(314)	104
Provision for income taxes	(15)	24	(2)	61
Minority interests and equity earnings	(17)	(9)	(39)	(27)

(Loss)/income from continuing operations	(428)	(29)	(351)	16

Income of discontinued operations
Income from operations		2	36	35
Loss on disposal	(30)		(47)

Net (loss)/income	($458)	($27)	($362)	$51

Basic (loss)/earnings per average common share:
Continuing operations	($2.58)	($0.18)	($2.12)	$0.10
Discontinued operations	(0.18)	0.02	(0.06)	0.21

Net income	($2.76)	($0.16)	($2.18)	$0.31

Diluted (loss)/earnings per average common share:
Continuing operations;	($2.58)	($0.18)	($2.12)	$0.09
Discontinued operations	(0.18)	0.02	(0.06)	0.21

Net income	($2.76)	($0.16)	($2.18)	$0.30

Weighted average common shares outstanding:
Basic	166,228,274	165,448,481	165,903,236	165,251,267
Diluted	172,271,798	170,465,839	171,893,739	168,809,775
Actual common shares outstanding	166,712,081	165,559,558	166,712,081	165,559,558

Diluted earnings per share for three months ended December 31, 2005 and 2004 and for the twelve months ended December 31, 2005 were the same as basic because common shares contingently issuable upon the exercise of stock options were anti-dilutive.

(1)	A reconciliation from gross profit to segment income is found on the following page.

All earnings amounts for 2005 and 2004 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income

The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense and provision for restructuring. A reconciliation from gross profit to segment income for the three and twelve months ended December 31, 2005 and 2004 follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2005	2004	2005	2004

Gross profit	$190	$173	$900	$805
Selling and administrative expense	87	82	349	318
Provision for restructuring	13	6	16	7

Segment income	$90	$85	$535	$480

Segment Information

	Three Months Ended December 31,		Twelve Months Ended December 31,

Net Sales	2005	2004	2005	2004

Americas	$692	$664	$2,860	$2,716
Europe	828	825	3,626	3,454
Asia	109	96	422	361

	$1,629	$1,585	$6,908	$6,531

Segment Income

Americas	$38	$32	$208	$172
Europe	59	59	365	339
Asia	17	17	57	58
Corporate	(24)	(23)	(95)	(89)

	$90	$85	$535	$480

All earnings amounts for 2005 and 2004 related to the Company’s plastic closures business have been reclassified to discontinued operations as a result of the October 2005 sale of that business.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2005	2004

Assets
Current assets
Cash and cash equivalents	$294	$471
Receivables, net	686	900
Inventories	810	894
Prepaid expenses and other current assets	55	78

Total current assets	1,845	2,343

Goodwill	2,013	2,592
Property, plant and equipment, net	1,607	2,002
Other non-current assets	1,080	1,188

Total	$6,545	$8,125

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$72	$51
Current maturities of long-term debt	139	25
Other current liabilities	1,732	2,004

Total current liabilities	1,943	2,080

Long-term debt, excluding current maturities	3,192	3,796
Other non-current liabilities and minority interests	1,646	1,972
Shareholders’ equity	(236)	277

Total	$6,545	$8,125

Amounts as of December 31, 2004 include assets and liabilities related to the Company’s plastic closures business that was sold in October 2005.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Twelve months ended December 31,	2005	2004

Cash flows from operating activities
Net income	($362)	$51
Depreciation and amortization	282	308
Other, net	(42)	(45)

Net cash (used for)/provided by operating activities	(122)	404

Cash flows from investing activities
Capital expenditures	(192)	(138)
Proceeds from sales of property, plant and equipment	667	39
Other, net	(11)	(8)

Net cash provided by/(used for) investing activities	464	(107)

Cash flows from financing activities
Net change in debt	(404)	(177)
Debt issue costs	(26)	(31)
Other, net	(67)	(38)

Net cash used for financing activities	(497)	(246)

Effect of exchange rate changes on cash and cash equivalents	(22)	19

Net change in cash and cash equivalents	(177)	70

Cash and cash equivalents at January 1	471	401

Cash and cash equivalents at December 31	$294	$471

Cash flows related to the Company’s plastic closures business are included for the periods prior to the October 2005 sale of that business.